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                                                                   Exhibit 23.1

                         INDEPENDENT AUDITORS' CONSENT

   We consent to the incorporation by reference in Registration Statement No. 333-73270 and Registration Statement No. 333-73254 on Form S-3, Registration Statement No. 333-34416 and Registration Statement No. 333-56352 on Form S-8 and Registration Statement No. 333-69866 on Form S-4 of AirGate PCS, Inc. of our report dated November 5, 2001 on the consolidated financial statements of iPCS, Inc. and Subsidiaries and Predecessor as of September 30, 2001 and December 31, 2000 and for the nine months ended September 30, 2001, for the year ended December 31, 2000 and for the period from January 22, 1999 (date of inception) through December 31, 1999, appearing in this Current Report on Form 8-K of AirGate PCS, Inc.

/S/ DELOITTE & TOUCHE LLP

Davenport, Iowa
November 29, 2001